Exhibit 99.2

Longevity Acquisition Corporation Announces Closing of $40,000,000 Initial Public Offering

New York, NY – August 31, 2018 – Longevity Acquisition Corporation (NASDAQ: LOACU) (the “Company”) announced today that it closed its initial public offering of 4,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $40,000,000.

The units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “LOACU” on August 29, 2018. Each unit consists of one of the Company’s ordinary shares, one warrant enabling the holder thereof to purchase one-half of one ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on Nasdaq under the symbols “LOAC,” “LOACW” and “LOACR,” respectively.

The Company is a blank check company formed for the purpose of effecting a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on businesses that have their primary operations located in China.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 600,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $40,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of August 31, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Loeb & Loeb LLP acted as counsel to the underwriter.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on August 28, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Matthew Chen

(86) 21-60832028

mchen@lonacq.com